Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is entered into as of the 25th day of March, 2022 (the “Effective Date”), between Simon Richard Kay (the “Executive”) and Basanite, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Executive has heretofore performed services as the Acting Interim Chief Executive Officer under the terms of that certain Transition Services Agreement, dated January 20, 2022 (the “Transition Services Agreement”); and

WHEREAS, the Company now desires to employ the Executive, and Executive desires to provide services to the Company, in accordance with the terms, conditions and provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Company and Executive agree as follows:

1. Employment; Devotion to Duties; Transition Services Agreement.

(a) General. The Company will employ Executive as its Chief Executive Officer (“CEO”) and President of the Company subject to the general supervision, advice and direction of the Company’s Board of Directors (“Board”), and subject to the terms and conditions of this Agreement. Until such time as the Board has hired a full time Chief Financial Officer of the Company, the Executive shall also act as Acting Interim Chief Financial Officer of the Company, subject to the general supervision, advice and direction of the Board. The Executive’s authority, duties and responsibilities shall be consistent with such authority, duties and responsibilities as are customary for these positions, including, without limitation, , the duties and responsibilities set forth on Schedule A hereto. Executive shall also perform such other services and duties as the Board may from time-to-time designate to him in the Board’s sole discretion.

(b) Devotion to Duties. During the Term (as defined below), Executive shall (i) faithfully, honestly and diligently serve the Company, (ii) devote all of this business time and attention to the business of the Company, and (iii) use his best efforts to promote the interests of the Company and follow the reasonable and lawful instructions of the Board. Executive shall carry out his duties in a manner consistent with and in compliance with all present and future requirements and limitations of all applicable federal and state laws and regulations. Executive acknowledges and fully understands that by entering into this Agreement, he undertakes a fiduciary relationship with the Company and, as a fiduciary, is under an obligation to use due care and act in the best interest of the Company at all times.

(c) Observance of Company Rules and Policies. Executive agrees that he shall at all times observe and be bound by all rules, policies, procedures, practices, and resolutions adopted, or to be adopted, by the Company which are generally applicable to the Company’s officers and employees and which do not otherwise conflict with this Agreement.

(d) Transition Services Agreement. The Company and the Executive hereby agree that the Transition Services Agreement shall be terminated as of Effective Date and replaced by this Agreement; provided however, that Executive shall remain liable for any breach of the Transition Services Agreement pursuant to its terms which may have occurred prior to the Effective Date and any sums due Executive under the terms of the Transition Services Agreement shall be timely paid to Executive at such time as the Company secures appropriate funding following the Effective Date (as determined by the Board).

2. Term.

(a) Initial Term. Executive will commence employment under the terms of this Agreement on the date hereof (the “Commencement Date”) and shall continue in such position until the second anniversary of such date (the “Initial Term”). The term automatically shall be extended under Section 2(b) unless Executive’s employment is terminated earlier pursuant to Section 7.

(b) Renewal Term. The term of this Agreement and the Executive’s employment renew automatically for successive one-year periods (each, a “Renewal Term”), unless at least 60 days before the end of the Initial Term or any Renewal Term, either party gives notice to the other party that this Employment Agreement will terminate at the end of the Initial Term or any Renewal Term (the Initial Term, together with any Renewal Terms, the “Term”). Notwithstanding the above, the Executive’s employment is subject to earlier termination under Section 7. If this Agreement is not renewed as provided in this Section 2(b), neither party shall have any further rights under this Agreement, except as specifically provided herein.

3. Location. Executive shall render services under this Agreement at the Company’s current principal offices in Pompano Beach, Florida (subject to reasonable remote work consistent with practice under the Transition Services Agreement). Should the Company’s principal offices be moved during the Term, Executive shall be permitted to work remotely from his home in Deerfield Beach, Florida, with the agreement and understanding, however, that Executive (i) shall travel to and perform services hereunder at any such new principal offices for a minimum time per month as may reasonably be requested by the Board and (ii) may otherwise be required to travel and perform services outside his current home area as reasonably required to properly perform his duties under this Agreement.

4. Base Salary.

(a) Annual Base Salary. The Executive shall receive an annual base salary of $250,000.00 (Two Hundred Fifty Thousand Dollars) payable in accordance with the Company’s regular payroll practices, as established from time to time, but not less frequently than semi-monthly (“Annual Base Salary”). During the Term, the Board shall review the Executive’s base salary on an annual basis taking into consideration such factors as revenue growth, operating margin growth, and job performance based on goals set by the Board, and may (but is not obligated to) increase, but not decrease, the Annual Base Salary upon such review.

(b) Issuance of Warrant. Upon the execution of this Agreement, the Company shall issue to Executive, or any designee who is an affiliate of the Executive, a warrant entitling the holder(s) thereof to purchase up to an aggregate of 2,000,000 (two million) shares of common stock of the Company, par value $0.001 per share (“Common Stock”), the form of which is attached hereto as Exhibit B, which provides for the following terms:

(i) Exercise Price: $0.33 per share, subject to full cashless exercise;

(ii) Vesting: Warrants to exercise one (1) million shares of Common Stock shall vest upon execution of this Agreement; and warrants to purchase the remaining one (1) million shares shall vest on the first anniversary of this Agreement.

(iii) Term: 5 years from the date of Effective Date; and

(iv) Transferability: The Warrants shall be transferable to Executive’s family members or trusts or other entities established for estate planning purposes.

(c) Legal Fees. The Company shall pay the reasonable legal fees incurred by Executive to review and negotiate this Agreement in an amount not to exceed Two Thousand Five Hundred Dollars ($2,500.00).

5. Performance Incentive and Bonus Compensation:

(a) Specific Performance Incentive Compensation. Upon the Company achieving each of the following milestones, the Company shall pay Executive a cash bonus in the amount of one hundred thousand ($100,000.00 US dollars):

(i) Uplisting of the Common Stock from the OTCQB (or any other market operated by OTC Markets Group Inc. on which the Common Stock is first traded after the date on which the Common Stock is registered under federal securities laws) to any tier of the NASDAQ Stock Market, the NYSE American or the New York Stock Exchange; and

(ii) The Company achieving positive cash flow under U.S. generally accepted accounting principals for any fiscal quarter, as disclosed in the Company’s annual or periodic filings with the Securities and Exchange Commission.

(b) Annual Bonus: At the end of each calendar year during the Term, the Board shall review the Executive’s performance, taking into consideration such factors as revenue growth, operating margin growth, and overall job performance based on goals set by the Board and may, in its sole discretion, decide to grant Executive a cash bonus in a discretionary amount.

(c) Annual Review. During December of each calendar year during the Term, the Board and the Executive shall meet to discuss the Company’s progress and establish its short-term and long-term objectives for the ensuing year. The Board and the Executive shall define the ensuing year’s performance incentive requirements that give rise to the Executive’s opportunity to earn additional bonuses and incentives set forth in this Section 5(b).

6. Executive Benefits.

(a) Employee Benefits:

(i) Executive. Subject to the Executive qualifying for the same at reasonable cost to the Company, the Company shall provide and pay the premium to insure the Executive with life insurance in the amount of five hundred thousand dollars ($500,000.00).

(ii) The Executive and his family may participate in the Company’s employee benefit, retirement and deferred compensation plans, programs or policies to the extent same are in effect and generally available to the other senior executives of the Company, including any profit sharing or 401(k) plans; employee stock purchase, group life, health, hospitalization and disability insurance plans; paid time off; and discount privileges (the “General Benefit Plans”). The Executive’s participation in the General Benefit Plans will be subject to the terms and conditions of each such General Benefit Plan, including eligibility and compliance requirements. Notwithstanding the foregoing, the Company shall have the right to change, alter or terminate any General Benefit Plan in its sole discretion. The cost of family coverage for health, dental and vision insurance shall be paid by the Company.

(b) Vacation Time. The Executive shall be entitled to paid annual vacation time of up to four (4) weeks in each calendar year, provided that no more than two (2) weeks shall be taken consecutively, unless otherwise agreed in writing by the Chairman of the Board. Such vacation time may be taken only at such times as the Executive and the Board shall mutually determine, having regard to the requirements of the operations of the Company from time to time; and provided further that such vacation time may be taken only within the year of entitlement thereto and may not be accumulated from year to year unless the right to such accumulation is part of a General Benefit Plan.

(c) Reimbursement of Expenses. Executive is entitled to be reimbursed by the Company for reasonable, documented business expenses incurred in performing his duties under the Company’s expense reimbursement policies as in effect from time to time or as otherwise approved by the Board. Executive shall be reimbursed for all expenses incurred for the benefit of the Company, including all travel, meals and other incidental daily expenses incurred while travelling for the Company and may require the Company to pay in advance any expense in excess of $500.

(d) D&O Insurance. The Company shall obtain and maintain a directors’ and officers’ liability insurance policy (or policies) providing the same coverage to Executive (“D&O Insurance”) as the Company provides to any other officers or directors. The Company, or any successor to the Company resulting from a Change of Control, shall maintain such D&O Insurance during the Term and for a period of six years thereafter.

(e) Technology. The Company shall provide Executive with a laptop computer and a monitor, and a suite of business programs appropriate for the services to be rendered hereunder.

(f) Telecommunications: The Company shall pay or reimburse Executive for monthly cellular telephone charges incurred in connection with the performance of his services under this Agreement, or alternately provide Executive with a company-paid cell phone.

7. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If a Disability (as defined below) of the Executive has occurred during the Term, and subject to Executive’s rights, if any, under the Family Medical Leave Act, Americans with Disabilities Act or similar local, state or federal law, the Company may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, or sooner depending on the remaining duration of the Term at the time of Disability (the “Disability Effective Date”), provided, that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties (it being agreed that such proviso shall not be effective if the Disability occurs in the final 30 days of the Term, in which case Executive’s employment shall terminate at the conclusion of the Term, subject to compliance with Section 8(b) hereof). For purposes of this Agreement, “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b) Cause. The Company may terminate the Executive’s employment during the Term for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)   the Executive’s failure to substantially perform his reasonably assigned duties (other than on account of Disability) as determined in the reasonable discretion of the Board;

(ii) the Executive is convicted of a felony or misdemeanor involving moral turpitude;

(iii) the Executive engages in the use of alcohol or narcotics to the extent that the performance of his duties is materially impaired, as determined in the reasonable discretion of the Board;

(iv) the Executive materially breaches the terms of this Agreement, which breach is not cured within 30 days after written notice thereof to the Executive;

(v) the Executive engages in willful misconduct that is materially injurious to the Company; or

(vi) the Executive commits any act or omission not described above that constitutes material and willful misfeasance, malfeasance, fraud or gross negligence in the performance of his duties to the Company.

Upon the occurrence of any event described in Section 7(b), the Company may terminate Executive’s employment hereunder for Cause by giving Executive a Notice of Termination to that effect as provided in Section 7(d) that specifies the date of Executive’s termination (which may be the date the Notice of Termination is delivered) and describes in reasonable detail the facts or circumstances giving rise to the Company’s right to terminate Executive’s employment for Cause (and, if applicable, the action required to cure same). If the effect of the occurrence of the event described in Section 7(b) may be cured, Executive shall have the opportunity to cure any such effect for a period of 30 days following receipt of the Company’s Notice of Termination. If Executive has not cured the facts or circumstances giving rise to the Company’s right to terminate Executive’s employment for Cause then Executive’s termination for Cause shall be effective as of the date specified in the Company’s Notice of Termination (which date may not be earlier than the date the Notice of Termination is delivered to Executive). Notwithstanding the foregoing, the right of the Company to terminate Executive’s employment for Cause under this Section 7(b) shall not limit Executive’s right to terminate his employment for Good Reason under Section 7(c) if Good Reason is determined to exist prior to the time Cause is determined to exist.

(c) Good Reason. The Executive’s employment may be terminated during the Term, by the Executive for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the express written consent of the Executive, the occurrence of any of the following:

(i) a material diminution in the Executive’s Annual Base Salary without Executive’s prior consent;

(ii) a material diminution in the Executive’s authority, duties or responsibilities; provided, however, following a Change in Control, the Executive’s authority, duties and responsibilities shall be deemed to have been materially diminished (even though his authority, duties and responsibilities have not actually been materially diminished) if, within one (1) year after the Change in Control, the Executive is required to report to an executive of the parent company of the Company, or its successor, who is not serving as the Chairman of the Board of such parent company;

(iii) any other action or inaction that constitutes a material breach by the Company of this Agreement, subject to the Company’s ability to cure such breach during the Cure Period as provided for below.

In the case of the Executive’s allegation of Good Reason, (A) the Executive shall provide notice to the Company of the event alleged to constitute Good Reason within 90 days after the occurrence of such event (such notice the “Notice of Good Reason,”) and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days after receipt of notice of such allegation (the “Cure Period”). If Company has not cured the facts or circumstances giving rise to the Executive’s right to terminate the Executive’s employment for Good Reason during the Cure Period then the Executive’s employment hereunder will be terminated for Good Reason on the 31st day following the Cure Period. If the Executive does not give a Notice of Good Reason to the Company within 90 days after learning of the occurrence of an event giving rise to Good Reason, then this Agreement will remain in effect, and Executive may not terminate his employment for Good Reason based on the occurrence of the event that gave rise to Good Reason; provided, however, that the failure of the Executive to provide a Notice of Good Reason or terminate the Executive’s employment for Good Reason shall not be deemed a waiver of the Executive’s right to terminate the Executive’s employment for Good Reason upon the occurrence of a subsequent event described in this Section 7(c) in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained herein, any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not be or constitute Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) other than with respect to a termination by the Executive for Good Reason, if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date, except for a termination of Executive’s employment due to a Disability, shall not be more than 15 days after the giving of such notice or the date the applicable cure period expires, whichever is later).

The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the 31st day following receipt by the Company of the Notice of Good Reason (provided the Company does not otherwise remedy the alleged Good Reason event within the Cure Period), (iii) if the Executive’s employment is terminated by the Company without Cause, the date on which the Company notifies the Executive of such termination (unless a later date is specified in the Notice of Termination, in which case the Executive’s employment will be terminated on such later date), and (iv) if the Executive dies or incurs a Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. If the Executive is a member of the Board, any continuation of the Executive’s service to the Company as a member of the Board on or after the Executive’s termination of employment shall not result in any deferral of the Date of Termination.

(f) Service on Board. If, as of any Date of Termination, Executive is then serving as a member of the Board (it being acknowledged that Executive has no right hereunder or otherwise to serve on the Board), Executive agrees to resign in writing from the Board and any committees thereof, and any officer positions held with the Company or its subsidiaries, effective within two days after the Date of Termination for any reason.

8. Obligations of the Company upon Termination.

(a) Termination by the Company for Cause or by the Executive other than for Good Reason. If, during the Term, the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive other than for Good Reason (and not due to death or

Disability), the Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement, other than for:

(i) to the extent not theretofore paid, the sum of (A) the Executive’s Annual Base Salary earned through the Date of Termination, (B) any bonus (should any have been approved by the Board in its discretion) earned but not paid as of the Date of Termination, and (C) compensation previously deferred by the Executive (together with any accrued interest or earnings thereon as may have been approved by the Board), and (D) any accrued and unused vacation pay (as the same may have been approved by the Board) through the Date of Termination (the “Accrued Obligations”), which sum shall be paid within 15 days following the Date of Termination; and

(ii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s family any vested other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s family is eligible to receive pursuant to this Agreement and under any General Benefit Plan (“Other Benefits”).

(b) Death or Disability. Upon the Executive’s death or Disability during the Term, the Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement, other than for (i) payment of the Accrued Obligations (within 15 days following the Date of Termination) and Other Benefits; and (ii) COBRA Continuation Benefit up to the 12 months from the Date of Termination. “COBRA Continuation Benefit” means reimbursement for premiums paid for continuation of Executive’s and/or his family’s group health benefits under the Consolidated Omnibus Reconciliation Act (“COBRA”) if Executive or his legal representative timely exercises his option to continue such benefits under COBRA.

(c) Termination by the Company other than for Cause or by Executive for Good Reason. If, during the Term, the Executive’s employment with the Company is terminated by the Company for any reason other than for Cause (and not due to death or Disability) or by the Executive for Good Reason, the Executive will be entitled to (i) the Accrued Obligations and Other Benefits, payable in accordance with Section 8(a)(i) and Section 8(a)(ii); (ii) subject to Section 8(f), a lump sum cash amount equal to the Executive’s then current Annual Base Salary, payable on the next payroll date immediately following the eighth day following the Executive’s delivery to the Company of a properly executed Release in accordance with Section 8(f) of this Agreement; (iii) the COBRA Continuation Benefit up to the 12 month anniversary of the Date of Termination; and (iv) subject to Section 8(f), all equity awards (if any) granted by the Company to, or otherwise held by the Executive shall immediately vest in full and any repurchase provisions (other than fair market value repurchase provisions) shall lapse and may be exercised and/or settled in accordance with the applicable plan or award agreement; provided, however, the Executive may elect, and the Company will allow, the payment of the exercise price of any outstanding vested stock options, warrants or other equity award, and the satisfaction of any required tax withholding with respect to any vested outstanding stock option, warrant or other equity award, through the withholding of shares otherwise issuable to the Executive pursuant to the stock option or other equity award. The payments and rights receivable by Executive pursuant to this Section 8(c) is referred to herein as the “Section 8(c) Benefit”).

(d) Termination Upon a Change in Control. In the event that the Executive’s employment is terminated by the Company for any reason other than Cause or by the Executive for Good Reason or the Executive dies or incurs a Disability, in each case, during the Term, and such termination occurs within three months prior to (excluding death or Disability), or within six months after, a Change in Control, the Executive shall be entitled to receive the Section 8(c) Benefit (subject to Section 8(f)).

(e) For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i)   The Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of the Company) and as a result of such merger or consolidation, stockholders of the Company immediately prior to such merger cease to own more than 50% of the outstanding capital stock of the surviving corporation determined on a fully diluted basis;

(ii) The Company sells, leases, or exchanges or agrees to sell, lease, or exchange more than 50% of its assets to any other person or entity (other than a wholly owned subsidiary of the Company);

(iii) The Company is to be dissolved and liquidated (in a dissolution taxed under Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”));

(iv) Any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote), directly , by merger or otherwise, of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power) and as a result of such acquisition, the stockholders holding a majority of the capital stock of the Company receive cash or marketable securities for their shares of capital stock; or

(v) As a result of or in connection with a contested election of directors, the persons who were directors before such election will cease to constitute a majority of the Board.

Notwithstanding the foregoing definition of Change in Control (other than clause (iii) of such definition), a Change in Control shall only be deemed to occur upon a “change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” under Section 409A of the Code.

(f) Release. Notwithstanding any other provision in this Agreement to the contrary, in consideration for receiving the payments and benefits called for under Section 8(b) hereof or Section 8(c) Benefit in any instance in which it may be due hereunder, the Executive hereby agrees to execute (and not revoke) a release agreement in the form attached hereto as Exhibit A (the “Release”) within 60 days of the Date of Termination. If the Executive fails to properly execute and timely deliver the Release (or revokes the Release), the Executive agrees that the Executive shall not be entitled to receive the Section 8(c) Benefit. For purposes of this Agreement, the Release shall be considered to have been executed by the Executive if it is signed by the Executive’s legal representative (in the case of the Executive’s incapacity due to physical or mental illness) or on behalf of the Executive’s estate (in the case of the Executive’s death).

9. Confidentiality and Intellectual Property Matters.

(a) Ownership of Work, Materials and Documents. The Executive will disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by the Executive, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, which the parties acknowledge are owned by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights) to the Company or its nominee without further compensation, including all rights or benefits, including, without limitation, the right to sue and recover for past and future infringement. Whenever requested by the Company, the Executive will execute any and all applications, assignments or other instruments which the Company deems necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect its interests. These obligations continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and are binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 9(a), the Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 9(a) with the same legal force and effect as if executed by the Executive. Immediately upon the Company’s request at any time during or following the Term, Executive is required to return to the Company any and all Confidential and Proprietary Information (as defined below) and any other property of the Company then within Executive’s possession, custody and/or control (including, without limitation, all computers, laptops, mobile phones, customer lists, product samples and marketing materials of the Company). Failure to return this property, whether during the term of this Agreement or after its termination, is a breach of this Agreement.

(b) Interests to be Protected. During the course of Executive’s employment, Executive will be exposed to a substantial amount of confidential and proprietary information, including, but not limited to, product and product prototype information, financial information, annual and quarterly reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the “Confidential and Proprietary Information”). Due to Executive’s senior position with the Company and its affiliates, Executive acknowledges that he regularly receives Confidential and Proprietary Information with respect to the Company and/or its affiliates; for the avoidance of doubt, all such information is expressly included in the defined term “Confidential and Proprietary Information.” If Executive’s employment is terminated by either party for any reason, Executive promises that Executive will not retain, take with Executive or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including paper, digital or other storage in any form) nor will Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that (i) is or becomes publicly known through no violation of this Agreement; (ii) is lawfully received by the Executive from any third party without restriction on disclosure or use; (iii) is required to be disclosed by law, or (iv) is expressly approved in writing by the Company for release or other use by the Executive. Executive and the Company also acknowledge that because Executive is a senior executive he will have access to information (some of which is Confidential and Proprietary Information and some of which is not), employees and knowledge about the Company that is extremely valuable to the Company and which it needs to protect for a period of time after Executive’s employment is terminated for any reason.

(c) Non-Solicitation of Customers. Executive agrees that following the termination of his employment with the Company, whether voluntary or involuntary and for any reason, Executive shall not, directly or indirectly, solicit or attempt to solicit any business from any of the Company’s customers for the purposes of providing products or services that are competitive with those provided by the Company, where such solicitation and/or attempt at solicitation is done by Employee through the use of the Company’s Confidential and Proprietary Information.

(d) Non-Solicitation of Company Personnel. Executive acknowledges and agrees that the Company has invested substantial time and effort in assembling its personnel. Therefore, Executive agrees that for two (2) years following the termination of his employment with the Company, whether voluntary or involuntary and for any reason, Executive will not directly or indirectly recruit, or attempt to recruit, any employee of the Company, or induce or attempt to induce any employee of the Company, to terminate or cease employment with the Company. Notwithstanding the foregoing, nothing in this Section 9(d) shall prevent Executive from receiving and considering any application from any employee of the Company that is not solicited or initiated by Executive or on Executive’s behalf.

(e) Judicial Amendment. If the scope of any provision of Section 9 of this Agreement is found by a court to be too broad to permit enforcement to its full extent, then that provision will be enforced to the maximum extent permitted by law. The parties agree that, if legally permissible, the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce Section 9 of this Agreement, so that the provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, the parties agree that it will not affect the validity and enforceability of the remaining provisions of this Agreement.

(f) Injunctive Relief, Damages and Forfeiture. Due to the nature of Executive’s position with the Company, and with full realization that a violation of Section 9 may cause immediate and irreparable injury and damage, which is not readily measurable, and to protect the parties’ interests, the parties understand and agree that in addition to instituting arbitration proceedings pursuant to Section 10(j) to recover damages resulting from a breach of this Agreement, either party may also seek injunctive relief to enforce this Agreement in a court of competent jurisdiction to cease or prevent any actual or threatened violation of this Agreement. In any action brought pursuant to this Section 9(f), the prevailing party will be entitled to an award of attorney’s fees and costs.

(g) Cooperation; No Disparagement. Following termination of his employment with the Company, whether voluntary or involuntary and for any reason, Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Executive’s previous employment responsibilities and functions with the Company. In consideration for such cooperation, but only if the Executive is not receiving severance pursuant to Section 9, Company will compensate Executive for the time Executive spends on such cooperative efforts (at an hourly rate based on Executive’s Base Salary during the year preceding the date of termination) and Company will reimburse Executive for his reasonable out-of-pocket expenses Executive incurs in connection with such cooperative efforts. Additionally, at all times after the Executive’s employment with the Company has terminated, the Company (defined for this purpose only as any Company press release and the Board, the chief executive officer of the Company and the direct reports of the chief executive officer of the Company, and no other employees) and Executive agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees or its services.

(h) Reasonable Provisions. Executive agrees that the covenants in this Section 9 are reasonable and necessary to protect the Company’s legitimate business interests. Executive and the Company agree that the restrictive covenants contained herein are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, Executive acknowledges that he has been given the opportunity to consult with (and has consulted with) his own legal counsel before entering into this Agreement, including, without limitation, with respect to the provisions of this Section 9.

(i) Survival; Previous Agreements. The provisions of this Section 9 shall survive the termination of this Agreement. The covenants in this Section 9 shall apply as applicable to Executive’s prior services to the Company under the Transition Services Agreement or any other agreement or arrangement between the Executive and the Company as specifically hereinabove included in this Agreement. Notwithstanding this Section 9(i), all terms and conditions of any other agreement or arrangement between Executive and the Company only survive this Agreement if such terms and conditions are specifically reserved by this Agreement.

10. General Provisions.

(a) Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then, if legally permissible, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

(b) Assignment by Company. Nothing in this Agreement precludes the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon any consolidation, merger or transfer of assets and assumption, the term “Company” means any other corporation or entity, as appropriate, and this Agreement will continue in full force and effect.

(c) Entire Agreement. This Agreement and any agreements concerning equity compensation or other benefits, embody the parties’ complete agreement with respect to the subject matter in this Agreement and supersede any prior written or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter in this Agreement, including but not limited to any offer letter provided to or signed by Executive. This Agreement may be amended only in writing executed by the Company and Executive.

(d) Governing Law. The law of the State of Nevada will govern the interpretation and application of all of the provisions of this Agreement regardless of principles of conflicts of laws.

(e) Notice. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with affirmative confirmation of receipt, if sent by email, (c) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service or (d) three (3) business days after the date of mailing by registered or certified mail (prepaid and return receipt requested), in any case, to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

if to the Company:	Attention: Chairman of the Board Basanite, Inc. 2041 NW 15th Avenue
Pompano Beach, FL 33069 Email: the current email of the Chairman of the Board

if to Executive:	Simon R. Kay [ ]
Email: [ ]

(f) Withholding; Release. All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law. The Company’s obligation to make any post-termination payments hereunder (other than salary payments and expense reimbursements through a date of termination), is subject to Company receiving from Executive a mutually agreeable release, and compliance by Executive with the covenants set forth in Section 8(f) above within sixty (60) days after the Termination Date.

(g) Non-Waiver; Construction; Counterparts. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by that party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the waiver will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver is effective unless it is in writing and signed by an authorized representative of the waiving party. This Agreement will be construed fairly as to both parties and not in favor of, or against, either party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument.

(h) Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing in this Agreement will be construed to provide any right to any other entity or individual.

(i) Indemnification. Executive shall be entitled to such defense, indemnification, and rights to advancement of expenses as are provided by the Company’s articles of incorporation and bylaws as may be amended from time to time.

(j) Dispute Resolution. Any dispute, controversy, or claim, whether contractual or non-contractual, including without limitation any federal or state statutory claim, common law or tort claim, or claim for attorneys’ fees, between the parties arising directly or indirectly out of or connected with this Agreement and/or the parties’ employment relationship, unless mutually settled by the parties hereto, must be resolved by binding arbitration conducted pursuant to the Federal Arbitration Act and in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time. The parties agree that before proceeding to arbitration, they will endeavor to resolve their dispute(s) between themselves, and failing a resolution via those efforts, they shall mediate their dispute(s) before a mutually selected mediator. If the parties are unable to mutually select a mediator within thirty (30) days (or as otherwise agreed), then either party may request the AAA’s assistance in appointing a mediator. Any arbitration will be conducted by an arbitrator mutually selected by the parties. If the parties are unable to mutually select an arbitrator within thirty (30) days (or as otherwise agreed), then either party may request the AAA’s assistance in selecting an arbitrator. All such disputes, controversies or claims will be conducted by a single arbitrator, unless the parties mutually agree that the arbitration will be conducted by a panel of three arbitrators. The arbitration shall be conducted pursuant to Employment Arbitration Rules of the AAA in effect at the time, or as otherwise agreed. The arbitrator(s) may award any relief available in a court of competent jurisdiction. The resolution of the dispute by the arbitrator(s) will be final, binding, nonappealable (except as provided by the Federal Arbitration Act) and fully enforceable by a court of competent jurisdiction pursuant to the Federal Arbitration Act. The arbitration award will be in writing and will include a statement of the reasons for the award. The arbitration will be held at the principal place of employment of the Executive, or as otherwise agreed to by the parties. The Company will initially pay all AAA, mediation, and arbitrator’s fees and costs. The arbitrator(s) may award reasonable attorneys’ fees and/or costs to the prevailing party. The Company and the Executive agree that each may bring claims against the other in an individual capacity only, and not as a class representative or class member in any purported collective, class or representative proceeding. Further, unless both the Company and the Executive agree otherwise, the Arbitrator may not consolidate more than one party’s claims into a single arbitration proceeding and may not otherwise preside over any form of a collective, class or representative proceeding.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:	EXECUTIVE:
BASANITE, INC.	SIMON R. KAY
By: /s/ Michael V. Barbera	/s/ Simon R. Kay
Name: Michael V. Barbera	Simon R. Kay
Title: Chairman of the Board

EXHIBIT A

GENERAL RELEASE

I, Simon Richard Kay, in consideration of, as required by, and subject to the performance by Basanite, Inc., a Nevada corporation (the "Company") of its obligations under the Executive Employment Agreement by and between the Company and myself, dated as of March 25, 2022 (as amended from time to time, the "Employment Agreement"), do hereby release and forever discharge as of the date hereof, the Company and its subsidiaries, affiliates and predecessors (and to the extent that they could be liable in respect of their position with any of the foregoing, each of the present and former managers, directors, officers, direct or indirect equity holders, agents, representatives, employees, subsidiaries, affiliates, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, personal representatives, and attorneys of the foregoing) (collectively, the "Released Parties") to the extent provided below.

1.       I understand that any payments or benefits paid or granted to me under Section 5.2 of the Employment Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5.2 of the Employment Agreement unless I execute this General Release and do not revoke this General Release or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of my employment with the Company.

2.       Except as provided in Section 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release, forever discharge and covenant not to sue the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts, including without limitation, the Florida Constitution (including wage claims to the extent permitted by law), the Florida Civil Rights Act of 1992, as amended, Florida's general labor regulations (including but not limited to wage and retaliation, private whistleblower and any other claims set out in Chapter 448, Part 1, Fla. Stat. claims) (Chapter 448, Part 1, Fla. Stat.), retaliation prohibitions under Florida Workers' Compensation Act, as amended (Fla. Stat. §440.205), Florida's Wage Discrimination Law (Fla. Stat. §448.07), Florida's Equal Pay Law (Fla. Stat. §725.07 and Fla. Stat. §448.07), Florida's Minimum Wage Act (Fla. Stat. §448.110); or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company or any of its affiliates; or any claim for wrongful discharge, retaliation, discrimination, breach of contract, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters; and any other facts or events occurring up to the date this General Release becomes effective and enforceable (all of the foregoing collectively referred to herein as the ("Claims"). However, I recognize and understand that this General Release does not prohibit me from filing an administrative charge with any state or federal agency. I further recognize and understand that even if I file a charge with an administrative agency or one is filed on my behalf, I will be entitled to no damages relating to any event that occurred prior to the date this General Release becomes effective and enforceable.

3.       I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4.       I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.       In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company, or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I have not filed and am not aware of any pending Claim as of the execution of this General Release.

6.       I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.       I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8.       Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any of my rights or claims arising out of any breach by the Company of the Employment Agreement after the date of this General Release if and to the extent those rights, in each case by their specific terms, survive termination of my employment with the Company. This Agreement does not waive my rights to (i) enforce this Agreement (ii) file a claim that cannot, as a matter of law, be released, such as for unemployment benefits and workers' compensation benefits, (iii) COBRA benefits under the Company' s standard benefit programs applicable to me, (iv) earned, but unpaid wages, (v) vested 401(k) or pension monies, or (vi) reimbursement of any outstanding business expense amounts (in accordance with the Company's existing reimbursement policies).

9.       Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.       BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

a.       I HAVE READ IT CAREFULLY;

b.       I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

c.       I AM ENTERING INTO THIS AGREEMENT FREELY AND VOLUNTARILY;

d.       I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

e.       I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT;

f.       I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

g.       I UNDERSTAND THAT IF I REVOKE THIS AGREEMENT, I WILL NOT BE ENTITLED TO ANY COMPENSATION OR BENEFITS PROVIDED BY SECTION 5.2 OF THE EMPLOYMENT AGREEMENT OR THIS GENERAL RELEASE;

h.       I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

i.       I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SCHEDULE A

EXECUTIVE JOB DESCRIPTION

Job Title:   President and Chief Executive Officer (CEO)

Reports To:   The Board of Directors

Introduction

The chief executive officer (CEO) is the highest-ranking executive in the Company. In addition to the responsibilities set forth below, the CEO’s primary responsibilities include managing the overall, day-to-day operations of the Company and the deployment of the Company’s resources, acting as the main point of communication between the Board of Directors (the Board) and senior management, and being the public face of the company (including with respect to financing and investor relations activities). The CEO is responsible for building and exemplifying a Company culture based on the values and direction provided by the Board, providing inspired, results driven leadership to the executive team and employees, maintaining a close working relationship with the Board, and developing and implementing the Company’s business plan and corporate strategy as approved by the Board.

The CEO is appointed by and reports to the Board. The CEO’s direct reports include the Chief Financial Officer (CFO) and such other executive officers of the Company as the Board may designate.

Pending the Board’s hiring of a full time CFO, the Executive shall serve as the Acting Interim Chief Financial Officer and principal accounting officer of the Company and take primary responsibility for: (i) preparing all required Company financial statements and related disclosures to be filed with the Securities and Exchange Commission (SEC), and execute all SEC required filings as principal accounting officer; (ii) preparing, for Board approval, all Company budgets that align with the Company’s growth strategy; (iii) assessing and evaluating the financial performance of the Company with regard to long-term operational goals, budgets and forecasts; (iv) interacting with the Company’s independent registrered accounting firm and accounting consultants; (v) review and ensure application of appropriate internal accounting and reporting controls; (vi) oversee the preparation and timely filing of all local, state and federal tax return, (vii) review all reporting period closing activities, including general ledger accounts, balance sheet accounts and overhead cost allocation; (viii) manage cash flow planning process with the goal of ensuring funds availability and (ix) other customary responsibilities for the chief financial officer of a publicly-traded company similarly situated to the Company.

Responsibilities as CEO

•	Creates, communicates, and implements the organization's vision, mission, culture, and overall strategic direction to the board, management team, employees, shareholders, customers, current and potential investors, and other stakeholders
•	Prepares and updates the organization’s master business plan in accordance with the above and establishes specific short- and long-term corporate goals
•	Leads the development and implementation of corporate master strategic (long-term) and tactical (one-year) operating plans, derived from the master business plan
•	Oversees the day-to-day operation of the overall organization
•	Provides inspired leadership Company wide and creates an environment that promotes great performance and positive morale
•	Develops and implements operational policies and systems designed to ensure the organization meets or exceeds its goals and which will improve the Company’s overall efficiency and effectiveness
•	Prudently manages the organization's resources within budget guidelines and in accordance with current laws and regulations

•	Acts as the primary public spokesperson for the Company
•	Ensures the organization and its mission, programs, products, and services are consistently presented in strong, positive image to relevant stakeholders
•	Works with the Investor Relations organization and fundraising team in presenting and promoting the Company to current and potential investors and to the investment community, including online presentations and in-person road shows as required
•	Manages the processes of compliance and reporting requirements as required for a public company. Supports and oversees completion of timely annual and quarterly reports, including audited financial statements and 10-Q and 10-K filings (prepared by the CFO)
•	Reviews and considers new opportunities and challenges and makes strategic decisions accordingly
•	Evaluates the impact the introduction of new products, new programs, new strategies, and any relevant regulatory changes and/or interactions, and advises the Board
•	Supports the budgeting and long-term financial planning processes and reviews the outputs
•	Presents quarterly financial status and performance assessment reports to the Board (together with the CFO). Prepares corrective action plans where required
•	Represents the Company at the Annual Meeting of Shareholders and makes appropriate presentations as required
•	Ensures all legal and regulatory documents are filed on time and monitors compliance with all applicable laws and regulations
•	Oversees overall corporate risk mitigation planning and execution
•	Coordinates with appropriate legal counsel relating to corporate governance, compliance, general business, and risk assessment matters
•	Represents the Company for civic and professional association responsibilities and activities in the local community, the state, and at the national level
•	Participates in industry-related events or association events that will enhance the organization's reputation, the CEO's leadership skills, and the organization's overall potential for success
•	Builds appropriate alliances and partnerships with other organizations
•	Has responsibility for supervising other C-suite executives